JETBLUE AIRWAYS REPORTS JUNE TRAFFIC
New York, NY (July 11, 2019) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for June 2019. Traffic in June increased 4.7 percent from June 2018, on a capacity increase of 4.8 percent. Load factor for June 2019 was 86.9 percent, a decrease of 0.1 points from June 2018. JetBlue’s preliminary completion factor for June 2019 was 99.5 percent and its on-time (1) performance was 70.1 percent.

Second quarter revenue per available seat mile (RASM) is expected to increase approximately 3.1 percent year-over-year. This is consistent with our revised guidance range of 2.0 to 4.0 percent.

JETBLUE AIRWAYS TRAFFIC RESULTS

	June 2019	June 2018	% Change
Revenue passenger miles (000)	4,607,576	4,398,796	4.7%
Available seat miles (000)	5,301,544	5,056,747	4.8%
Load factor	86.9%	87.0%	-0.1 pts.
Revenue passengers	3,669,778	3,680,435	(0.3)%
Departures	30,815	31,344	(1.7)%
Average stage length (miles)	1,143	1,082	5.6%

	Y-T-D 2019	Y-T-D 2018	% Change
Revenue passenger miles (000)	26,515,960	24,908,668	6.5%
Available seat miles (000)	31,466,070	29,162,399	7.9%
Load factor	84.3%	85.4%	-1.1 pts.
Revenue passengers	21,191,206	20,803,596	1.9%
Departures	182,276	179,734	1.4%
Average stage length (miles)	1,150	1,093	5.2%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 42 million customers a year to 100+ cities in the U.S., Caribbean, and Latin America with an average of more than 1,000 daily flights. For more information, please visit jetblue.com.

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